UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2023

Marchex, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50658	35-2194038
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 5th Ave, Suite 1300, Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 331-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock	MCHX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

On October 31, 2023, Marchex, Inc. (“Marchex” or the “Company”) announced that Holly A. Aglio (“Aglio”) joined Marchex as its Chief Financial Officer effective October 30, 2023 (the “Start Date”). Aglio, age 46, previously served as Chief Financial Officer of NetCentrics Corporation since 2021; Chief Financial Officer of Govplace, Inc. from 2019 to 2021 and previously as Director, Finance and Accounting from 2017 to 2019 and as Corporate Controller from 2014 to 2017; Corporate Controller of Artel, LLC from 2012 to 2014; Senior Director of Accounting and Assistant Controller of Apptis, Inc. from 2010 to 2012; and held several positions at PriceWaterhouseCoopers, LLP from 1998 to 2010, most recently as Senior Manager, Audit.

Aglio’s annual base salary will be $330,000 and she will receive a $50,000 bonus within 30 days of the Start Date which will be repayable by her in the event she resigns her employment prior to the one-year anniversary of the Start Date. Ms. Aglio will be eligible to receive an annual bonus commencing with 2024 based upon the achievement of Company financial performance metrics established by the Compensation Committee of the Board of Directors for the Company’s senior executive officers, with a target amount of $175,000 and payable on the same percentage basis (including higher or lower) and time as for the Company’s other senior executive officers.

In addition, Aglio will receive an option to purchase 300,000 shares of Class B common stock (the “Option”) effective on the Start Date and issued pursuant to the Corporation’s 2021 Stock Incentive Plan (the “Plan”). The Option will vest over four years, with 25% of the total option shares vesting on the first anniversary of the Start Date and the remainder vesting quarterly there after over the next three (3) year period in equal increments of 6.25% of the aggregate amount of such shares. The exercise price of the Option is the closing price of the stock on the Start Date and shall be an incentive stock option to the extent permitted by the Internal Revenue Code of 1986, as amended (the “Code”), and otherwise a non-qualified stock option. The Option will become vested in full and nonforfeitable upon the occurrence of a “Change in Control” (as such term is defined in the Plan).

In the event that Aglio is terminated by the Company without “Cause” (as defined in Aglio’s offer letter consistent with the terms for the Company’s other senior executive officers), Aglio will receive the following: (a) for termination before the one year anniversary of the Start Date, a lump sum payment equal to three months of base salary plus any accrued bonus through the date of termination, and an additional twenty-five percent (25%) of vesting on the Options; (b) for termination on or following the one year anniversary of the Start Date, a lump sum payment equal to six months of base salary plus any earned bonus for the prior calendar year if not yet paid plus any accrued bonus through the date of termination, and an additional fifty percent (50%) of vesting on the Options.

In connection with her appointment, Marchex entered into its standard form indemnity agreement for Marchex’s Section 16 executive officers and directors with Aglio. There is no family relationship between Aglio and any other executive officer or director of Marchex and there is no arrangement or understanding between Aglio and any other person pursuant to which she was appointed Chief Financial Officer of Marchex. There are no transactions in which Aglio has an interest requiring disclosure under Item 404(a) of Regulation S-K.

A copy of the press release dated October 31, 2023 announcing the foregoing appointment is attached as Exhibit 99.1 to this report and incorporated herein by reference. The information contained in the press release attached hereto is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be deemed incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit

No. Description

99.1	Press Release of Marchex, dated October 31, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Marchex has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

MARCHEX, INC.

Date: October 31, 2023	By:	/s/ FRANCIS J. FEENEY
	Name:	Francis J. Feeney
	Title:	Secretary